Exhibit 99.1

PRESS RELEASE

ANTHEM REPORTS FIRST QUARTER 2021 RESULTS,

RAISES FULL YEAR OUTLOOK

•	First quarter GAAP net income was $6.71 per share, including net negative adjustment items of $0.30 per share. Adjusted net income was $7.01* per share.

•	Operating revenue grew by 9.0%, or 10.7% adjusted for the repeal of the health insurance tax, over the prior year quarter to $32.1 billion.

•	Medical enrollment increased by 1.4 million members year over year and 596 thousand members sequentially to 43.5 million members.

•	Second quarter 2021 dividend of $1.13 per share declared to shareholders.

•	Raising full year adjusted net income outlook from greater than $24.50* per share to greater than $25.10* per share.

Indianapolis, Ind. - April 21, 2021 - Anthem, Inc. (NYSE: ANTM) reported first quarter 2021 results that reflect strong financial performance.

“Our results in the first quarter reflect strong execution and a continued focus on supporting our communities through the pandemic,” said Gail K. Boudreaux, President and CEO. “We expect the positive momentum in the first quarter to persist through the balance of the year, driven by our commitment to delivering affordable healthcare and innovative solutions for those we serve. At Anthem, we are modernizing our business while transforming into a digitally-enabled platform for health. Our solid performance demonstrates the value we bring to the market and I am confident that we are well positioned to capitalize on future opportunities for growth.”

*Refer to GAAP reconciliation tables on page 14.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $6.71 per share in the first quarter, including net negative adjustment items of $0.30 per share. Adjusted net income was $7.01* per share.

*Please refer to the GAAP reconciliation tables on page 14.

Membership: Medical enrollment totaled approximately 43.5 million members at March 31, 2021, an increase of 1.4 million lives, or 3.3 percent from the prior year quarter. Government Business enrollment increased by 1.8 million lives compared to the prior year quarter, attributable to Medicaid, reflecting organic growth, aided by the temporary suspension of eligibility recertification efforts in our markets, and growth in Medicare Advantage. Commercial & Specialty Business enrollment decreased by 411 thousand lives compared to the prior year quarter primarily attributable to higher in-group change in the group fee-based business as a result of the economic environment, partially offset by growth in Individual.

During the first quarter of 2021, medical enrollment increased sequentially by 596 thousand lives, reflecting organic growth in the Medicaid and Medicare businesses, higher BlueCard activity, and sales in excess of lapses in our Commercial risk-based businesses, partially offset by higher in-group change in the group fee-based business.

Operating Revenue: Operating revenue was $32.1 billion in the first quarter of 2021, an increase of $2.7 billion, or 9.0 percent, versus the prior year quarter and 10.7 percent after adjusting for the health insurance tax. The increase was driven by higher premium revenue due to growth in Medicaid and Medicare. The increase was further attributable to pharmacy product revenue related to IngenioRx, partially offset by the impact of lower premium revenue due to the repeal of the health insurance tax in 2021.

Benefit Expense Ratio: The benefit expense ratio was 85.6 percent in the first quarter of 2021, an increase of 140 basis points versus the prior year quarter and a decrease of 10 basis points after adjusting for the health insurance tax. The increase was driven by costs associated with COVID-19, including testing and vaccine administration, and to a lesser extent, the repeal of the health insurance tax in 2021. These increases were partially offset by reduced non-COVID healthcare utilization and the impact of one less calendar day compared to the first quarter of 2020.

Medical claims reserves established at December 31, 2020 developed better than the Company’s expectations during the first quarter of 2021.

Days in Claims Payable: Days in Claims Payable was 46.9 days as of March 31, 2021, an increase of 3.5 days from December 31, 2020 and an increase of 5.0 days as compared to March 31, 2020.

SG&A Expense Ratio: The SG&A expense ratio was 12.2 percent in the first quarter of 2021, a decrease of 60 basis points from 12.8 percent in the first quarter of 2020, primarily driven by the repeal of the health insurance tax in 2021 and growth in operating revenue, partially offset by increased spend to support growth.

Operating Cash Flow: Operating cash flow was $2.5 billion, or 1.5 times net income in the first quarter of 2021. Operating cash flow was primarily driven by changes in working capital, membership growth in our Government business, and higher net income, offset by the repeal of the health insurance tax in 2021.

Share Repurchase Program: During the first quarter of 2021, the Company repurchased 1.4 million shares of its common stock for $447 million, at a weighted average price of $316.06. As of March 31, 2021, the Company had approximately $5.6 billion remaining of Board-approved share repurchase authorization.

Cash Dividend: During the first quarter of 2021, the Company paid a quarterly dividend of $1.13 per share, representing a distribution of cash totaling $277 million.

On April 20, 2021, the Audit Committee declared a second quarter 2021 dividend to shareholders of $1.13 per share. On an annualized basis, this equates to a dividend of $4.52 per share. The second quarter dividend is payable on June 25, 2021 to shareholders of record at the close of business on June 10, 2021.

Investment Portfolio & Capital Position: During the first quarter of 2021, the Company recorded net realized losses of $4 million. During the first quarter of 2020, the Company recorded net realized losses of $81 million.

As of March 31, 2021, the Company’s net unrealized gain position in the investment portfolio was $776 million, consisting primarily of fixed maturity securities. As of March 31, 2021 cash and investments at the parent company totaled approximately $4.6 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has four reportable segments: Commercial & Specialty Business (comprised of Individual, Group risk-based, Group fee-based, and BlueCard businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); IngenioRx, and Other (comprised of the Diversified Business Group and corporate expenses not allocated to our other reportable segments).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended March 31
	2021	2020	Change
Operating Revenue
Commercial & Specialty Business	$9,491	$9,361	1.4%
Government Business	19,283	17,466	10.4%
IngenioRx	5,862	5,197	12.8%
Other	2,370	1,027	130.8%
Eliminations	(4,908)	(3,603)	NM	[2]

Total Operating Revenue[1]	$32,098	$29,448	9.0%
Operating Gain / (Loss)
Commercial & Specialty Business	$1,268	$1,420	(10.7)%
Government Business	478	411	16.3%
IngenioRx	407	349	16.6%
Other	8	14	NM	[2]

Total Operating Gain[1]	$2,161	$2,194	(1.5)%
Operating Margin
Commercial & Specialty Business	13.4%	15.2%	(180	)bp
Government Business	2.5%	2.4%	10 bp
IngenioRx	6.9%	6.7%	20 bp
Total Operating Margin[1]	6.7%	7.5%	(80	)bp

(1)	See “Basis of Presentation” on page 7 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $1,268 million in the first quarter of 2021, a decrease of $152 million from an operating gain of $1,420 million in the first quarter of 2020. The decrease was primarily attributable to costs associated with COVID-19, including testing and vaccine administration, as well as investments to support growth. These decreases were partially offset by reduced non-COVID healthcare utilization and the impact of one less calendar day compared to the first quarter of 2020.

Government Business: Operating gain in the Government Business segment was $478 million in the first quarter of 2021, an increase of $67 million, or 16.3 percent, from $411 million in the first quarter of 2020. The increase was primarily driven by growth in Medicaid membership and the impact of one less calendar day compared to the first quarter of 2020. These increases were partially offset by costs associated with COVID-19 net of reduced non-COVID healthcare utilization, experience rated rebates in the Medicaid business, and lower risk revenue.

IngenioRx: Operating gain was $407 million in the first quarter of 2021, an increase of $58 million, or 16.6 percent, from $349 million in the first quarter of 2020. The increase was driven by an out of period adjustment and growth in integrated medical and pharmacy membership.

Other: The Company reported an operating gain of $8 million in the Other segment for the first quarter of 2021, compared with an operating gain of $14 million in the prior year quarter. The decrease is attributable to increased corporate expenses, partially offset by growth in the Diversified Business Group.

OUTLOOK

Full Year 2021:

•

GAAP net income is now expected to be greater than $24.05 per share, including approximately $1.05 per share of net unfavorable items. Excluding these items, adjusted net income is expected to be greater than $25.10* per share.

•

Medical membership is expected to be in the range of 44.1 - 44.7 million. Risk-based membership is expected to be in the range of 18.6 - 19.0 million. Fee-based membership is expected to be in the range of 25.5 - 25.7 million.

•	Operating revenue is expected to be approximately $135.1 billion, including premium revenue of $114.5 billion - $115.5 billion.

•	Benefit expense ratio is expected to be in the range of 88.0% plus or minus 50 basis points.

•	SG&A ratio is expected to be 10.8% plus or minus 50 basis points.

•	Operating cash flow is expected to be greater than $5.7 billion.

•	Investment income is now expected to be $970 million.

•	Interest expense is now expected to be $820 million.

* Refer to the GAAP reconciliation tables on page 14.

Basis of Presentation

1.

Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 14 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	866-430-8786 (Domestic Replay)
312-470-0178 (International)	203-369-0937 (International Replay)

The access code for today’s conference call is 9054819. The replay will be available from 11:30 a.m. EDT today, until the end of the day on May 20, 2021. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Stephen Tanal	Michelle Vanstory
Stephen.Tanal@anthem.com	Michelle.Vanstory@anthem.com

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 116 million people, including more than 43 million within its family of health plans. We aim to be the most innovative, valuable and inclusive partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	March 31, 2021	March 31, 2020	December 31, 2020	March 31, 2020	December 31, 2020
Commercial & Specialty Business
Individual	731	717	680	2.0%	7.5%
Group Risk-Based	3,837	3,841	3,799	(0.1)%	1.0%

Commercial Risk-Based	4,568	4,558	4,479	0.2%	2.0%
BlueCard®	6,166	6,197	6,059	(0.5)%	1.8%
Group Fee-Based	19,515	19,905	19,551	(2.0)%	(0.2)%

Commercial Fee-Based	25,681	26,102	25,610	(1.6)%	0.3%

Total Commercial & Specialty Business	30,249	30,660	30,089	(1.3)%	0.5%
Government Business
Medicare Advantage	1,538	1,341	1,428	14.7%	7.7%
Medicare Supplement	930	914	933	1.8%	(0.3)%

Total Medicare	2,468	2,255	2,361	9.4%	4.5%
Medicaid	9,172	7,615	8,852	20.4%	3.6%
Federal Employees Health Benefits	1,632	1,614	1,623	1.1%	0.6%

Total Government Business	13,272	11,484	12,836	15.6%	3.4%

Total Medical Membership	43,521	42,144	42,925	3.3%	1.4%

Other Membership
Life and Disability Members	4,766	5,158	5,064	(7.6)%	(5.9)%
Dental Members	6,599	6,476	6,385	1.9%	3.4%
Dental Administration Members	1,488	1,311	1,316	13.5%	13.1%
Vision Members	7,798	7,510	7,536	3.8%	3.5%
Medicare Part D Standalone Members	450	383	413	17.5%	9.0%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2021	2020	Change
Revenues
Premiums	$27,676	$25,517	8.5%
Product revenue	2,737	2,344	16.8%
Administrative fees and other revenue	1,685	1,587	6.2%

Total operating revenue	32,098	29,448	9.0%
Net investment income	291	254	14.6%
Net realized losses on financial instruments	(4)	(81)	NM

Total revenues	32,385	29,621	9.3%
Expenses
Benefit expense	23,699	21,489	10.3%
Cost of products sold	2,313	1,984	16.6%
Selling, general and administrative expense	3,925	3,781	3.8%
Interest expense	192	194	(1.0)%
Amortization of other intangible assets	80	83	(3.6)%
Loss on extinguishment of debt	—	1	NM

Total expenses	30,209	27,532	9.7%

Income before income tax expense	2,176	2,089	4.2%
Income tax expense	509	566	(10.1)%

Net income	$1,667	$1,523	9.5%
Net income attributable to noncontrolling interests	(2)	—	NM

Shareholders’ net income	$1,665	$1,523	9.3%

Shareholders’ net income per diluted share	$6.71	$5.94	13.0%

Diluted shares	248.2	256.4	(3.2)%
Benefit expense as a percentage of premiums	85.6%	84.2%	140bp
Selling, general and administrative expense as a percentage of total operating revenue	12.2%	12.8%	(60	)bp
Income before income taxes as a percentage of total revenue	6.7%	7.1%	(40	)bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,326	$5,741
Fixed maturity securities	24,555	23,433
Equity securities, current	3,630	1,559
Premium receivables	6,111	5,279
Self-funded receivables	3,109	2,849
Other receivables	3,071	2,830
Other current assets	4,693	4,060

Total current assets	54,495	45,751
Long-term investments:
Fixed maturity securities	558	562
Other invested assets	4,474	4,285
Property and equipment, net	3,533	3,483
Goodwill	21,708	21,691
Other intangible assets	9,352	9,405
Other noncurrent assets	1,563	1,438

Total assets	$95,683	$86,615

Liabilities and equity
Liabilities
Current liabilities:
Medical claims payable	$12,347	$11,359
Other policyholder liabilities	5,075	4,590
Unearned income	1,139	1,259
Accounts payable and accrued expenses	5,329	5,493
Current portion of long-term debt	700	700
Other current liabilities	10,159	6,052

Total current liabilities	34,749	29,453
Long-term debt, less current portion	22,534	19,335
Reserves for future policy benefits	776	794
Deferred tax liabilities, net	1,961	2,019
Other noncurrent liabilities	1,745	1,815

Total liabilities	61,765	53,416

Shareholders’ equity
Common stock	2	3
Additional paid-in capital	9,253	9,244
Retained earnings	24,793	23,802
Accumulated other comprehensive (loss) income	(195)	150

Total shareholders’ equity	33,853	33,199
Noncontrolling interests	65	—

Total equity	33,918	33,199

Total liabilities and equity	$95,683	$86,615

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Three Months Ended March 31
	2021	2020
Operating activities
Net income	$1,667	$1,523
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on financial instruments	4	81
Depreciation and amortization	282	270
Deferred income taxes	31	57
Share-based compensation	64	67
Changes in operating assets and liabilities:
Receivables, net	(1,258)	(639)
Other invested assets	(20)	63
Other assets	(288)	(525)
Policy liabilities	1,455	692
Unearned income	(119)	(109)
Accounts payable and other liabilities	358	588
Income taxes	438	491
Other, net	(109)	(44)

Net cash provided by operating activities	2,505	2,515
Investing activities
Purchases of investments	(6,978)	(3,896)
Proceeds from sale of investments	4,650	2,728
Maturities, calls and redemptions from investments	998	597
Changes in securities lending collateral	(731)	(77)
Purchases of subsidiaries, net of cash acquired	(27)	(1,908)
Purchases of property and equipment	(204)	(204)
Other, net	(15)	(24)

Net cash used in investing activities	(2,307)	(2,784)
Financing activities
Net (repayments of)/proceeds from commercial paper borrowings	(250)	905
Net proceeds from short-term borrowings	—	375
Net proceeds from long-term borrowings	3,462	248
Changes in securities lending payable	731	77
Repurchase and retirement of common stock	(447)	(529)
Cash dividends	(277)	(240)
Proceeds from issuance of common stock under employee stock plans	89	44
Taxes paid through withholding of common stock under employee stock plans	(91)	(107)
Other, net	171	(94)

Net cash used in financing activities	3,388	679
Effect of foreign exchange rates on cash and cash equivalents	(1)	(2)

Change in cash and cash equivalents	3,585	408
Cash and cash equivalents at beginning of period	5,741	4,937

Cash and cash equivalents at end of period	$9,326	$5,345

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Three Months Ended March 31		Years Ended December 31
	2021	2020	2020	2019	2018
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$11,135	$8,647	$8,647	$7,266	$7,814
Ceded medical claims payable, beginning of period	(46)	(33)	(33)	(34)	(105)

Net medical claims payable, beginning of period	11,089	8,614	8,614	7,232	7,709

Business combinations and purchase adjustments	—	339	339	—	199
Net incurred medical claims:
Current year	24,215	21,230	85,094	78,695	69,581
Prior years redundancies(1)	(1,488)	(700)	(637)	(500)	(930)

Total net incurred medical claims	22,727	20,530	84,457	78,195	68,651

Net payments attributable to:
Current year medical claims	15,031	13,744	74,629	70,294	62,748
Prior years medical claims	6,748	6,109	7,692	6,519	6,579

Total net payments	21,779	19,853	82,321	76,813	69,327

Net medical claims payable, end of period	12,037	9,630	11,089	8,614	7,232
Ceded medical claims payable, end of period	39	60	46	33	34

Gross medical claims payable, end of period	$12,076	$9,690	$11,135	$8,647	$7,266

Current year medical claims paid as a percentage of current year net incurred medical claims	62.1%	64.7%	87.7%	89.3%	90.2%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	15.5%	8.8%	8.0%	7.4%	13.7%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.8%	0.9%	0.8%	0.7%	1.3%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be grouped differently to conform to current presentation.

	Three Months Ended March 31
(In millions, except per share data)	2021	2020	Change
Shareholders’ net income	$1,665	$1,523	9.3%
Add / (Subtract):
Net realized losses on financial instruments	4	81
Amortization of other intangible assets	80	83
Loss on extinguishment of debt	—	1
Transaction and integration related costs	9	12
Litigation expenses	6	8
Tax impact of non-GAAP adjustments	(25)	(46)

Net adjustment items	74	139

Adjusted shareholders’ net income	$1,739	$1,662	4.6%

Shareholders’ net income per diluted share	$6.71	$5.94	13.0%
Add / (Subtract):
Net realized losses on financial instruments	0.02	0.31
Amortization of other intangible assets	0.32	0.32
Loss on extinguishment of debt	—	—
Transaction and integration related costs	0.04	0.05
Litigation expenses	0.02	0.03
Tax impact of non-GAAP adjustments	(0.10)	(0.18)
Rounding impact	—	0.01

Net adjustment items	0.30	0.54

Adjusted shareholders’ net income per diluted share	$7.01	$6.48	8.2%

	Full Year 2021 Outlook
Shareholders’ net income per diluted share	Greater than $24.05
Add / (Subtract):
Net realized losses on financial instruments	$0.02
Transaction and integration related costs	$0.04
Litigation expenses	$0.02
Amortization of other intangible assets	Approximately $1.31
Tax impact of non-GAAP adjustments	Approximately $(0.34)

Net adjustment items	Approximately $1.05

Adjusted shareholders’ net income per diluted share	Greater than $25.10

	Three Months Ended March 31
(In millions)	2021	2020	Change
Reportable segments operating gain	$2,161	$2,194	(1.5)%
Net investment income	291	254
Net realized losses on financial instruments	(4)	(81)
Interest expense	(192)	(194)
Amortization of other intangible assets	(80)	(83)
Loss on extinguishment of debt	—	(1)

Income before income tax expense	$2,176	$2,089	4.2%

Anthem, Inc.

Reclassified Membership Summary

(Unaudited and in Thousands)

Medical Membership	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Commercial & Specialty Business
Individual	680	701	711	717
Group Risk-Based	3,799	3,774	3,789	3,841

Commercial Risk-Based	4,479	4,475	4,500	4,558
BlueCard®	6,059	6,106	6,171	6,197
Group Fee-Based	19,551	19,508	19,699	19,905

Commercial Fee-Based	25,610	25,614	25,870	26,102

Total Commercial & Specialty Business	30,089	30,089	30,370	30,660
Government Business
Medicare Advantage	1,428	1,416	1,366	1,341
Medicare Supplement	933	933	921	914

Total Medicare	2,361	2,349	2,287	2,255
Medicaid	8,852	8,569	8,180	7,615
Federal Employees Health Benefits	1,623	1,618	1,616	1,614

Total Government Business	12,836	12,536	12,083	11,484

Total Medical Membership	42,925	42,625	42,453	42,144

Other Membership
Life and Disability Members	5,064	5,029	5,110	5,158
Dental Members	6,385	6,356	6,400	6,476
Dental Administration Members	1,316	1,315	1,318	1,311
Vision Members	7,536	7,487	7,457	7,510
Medicare Part D Standalone Members	413	405	392	383

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and catastrophes; trends in healthcare costs and utilization rates; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; the impact of federal and state regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended (collectively, the “ACA”) and the ultimate outcome of legal challenges to the ACA; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; our ability to contract with providers on cost-effective and competitive terms; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation (including the ultimate outcome of litigation between Cigna Corporation and us related to the merger agreement between the parties), government investigations, audits or reviews; risks and uncertainties related to our pharmacy benefit management (“PBM”), business including non-compliance by any party with the PBM services agreement between us and CaremarkPCS Health, L.L.C.; medical malpractice or professional liability claims or other risks related to healthcare and PBM services provided by our subsidiaries; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; changes in U.S. tax laws; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; the impact of international laws and regulations; intense competition to attract and retain employees; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.